Exhibit 99.2

CHARLES RIVER ASSOCIATES (CRA)

THIRD QUARTER FISCAL YEAR 2010

EARNINGS ANNOUNCEMENT

PREPARED CFO REMARKS

September 30, 2010

CRA is providing a copy of prepared remarks by CFO Wayne Mackie in combination with its third-quarter fiscal 2010 earnings press release. These remarks are offered to provide the investment community with additional information on CRA’s financial results prior to the start of the conference call. As previously announced, the conference call will begin today, September 30, 2010 at 9:00 am ET.  These prepared remarks will not be read on the call.

Revenue

In today’s press release, we reported Q3 of fiscal 2010 GAAP revenue of $84.6 million compared with $89.3 million for Q3 of fiscal 2009.  Our GAAP revenue in Q3 of fiscal 2010 included $2.2 million from NeuCo compared with $2.9 million in Q3 last year.  Excluding this revenue from both periods, non-GAAP revenue was $82.4 million during the third quarter of fiscal 2010, a 4.5% decrease from $86.3 million in Q3 of fiscal 2009.

With the third quarter being a 16-week period, in order to look at our business on an apples-to-apples sequential basis with Q2, we normalize Q3 to do a 12-week comparison.  That table is included at the back of the financials in today’s news release.  Non-GAAP revenue for Q3 of fiscal 2010 on a normalized basis was $61.8 million compared with $66.3 million in Q2 of fiscal 2010.  This nearly 7% sequential decrease principally reflects the typical seasonal decline from Q2 to Q3 due to the summer holiday period.

Despite this sequential revenue decline from Q2 of fiscal 2010, increased activity and the effect of earlier 2010 staff reductions contributed to an increased utilization level.  Q3 of fiscal 2010 utilization was 68% compared with 65% in Q2, 60% in Q1 and 69% in the third quarter of fiscal 2009.

Gross Margin

Our gross margin percentage during Q3 of fiscal 2010 on a GAAP basis increased to 35.2%, compared with 33.9% for Q3 of fiscal 2009.  Non-GAAP gross margin percentage, which excludes NeuCo and restructuring charges, for Q3 of fiscal 2010 was 34.1%, compared with 32.9% in Q3 of last year.  Looking at normalized Q3 versus Q2 on a non-GAAP basis, our gross profit percentage rose considerably to 34.1% from 30.8%.  On a year-over-year non-GAAP basis, our gross margin percentage increased primarily due to the lower level of client reimbursables.  Lower employee compensation and related costs in the comparable period, on a dollar basis, also benefitted our gross margin.  The sequential increase in gross margin percentage on a normalized basis from Q2 of fiscal 2010 to Q3 of fiscal 2010 was principally the result of lower employee compensation and related costs.

SG&A Expenses

Third-quarter fiscal 2010 SG&A expenses on a GAAP basis were $22.9 million, or 27.1% of revenue compared with $21.7 million, or 24.4% of revenue a year ago.  On a non-GAAP basis, SG&A expenses for the third quarter were $19.8 million, or 24.0% of revenue, compared with $20.0 million, or 23.1% of revenue a year ago.  The SG&A percentage in Q2 of this year on a non-GAAP basis was 22.2%.

On a year-over-year basis, we lowered our non-GAAP SG&A on an absolute dollar basis by about $200,000.  This decrease was related to our continual efforts to reduce our office leasing costs, as well as lower employee compensation and related costs, and lower legal and audit fees partially offset by higher travel, recruiting and commissions to non-employee experts.  On a sequential, normalized basis, our non-GAAP SG&A for Q3 of fiscal 2010 was consistent on an absolute dollar basis compared to Q2 of fiscal 2010, but rose slightly as a percentage due to lower revenue.  Lower employee compensation and related costs and professional fees were offset by higher commissions to non-employee experts, and higher recruiting and training costs in Q3 normalized, as compared to Q2 results.

Share-Based Compensation Expense

Share-based compensation expense was approximately $1.8 million for the third quarter of fiscal 2010, compared with $2.2 million for Q3 of fiscal 2009 and $1.5 million for Q2 of fiscal 2010.

Operating Income

On a GAAP basis, operating income for the third quarter of fiscal 2010 was $4.9 million, or 5.8% of revenue, compared with operating income of $6.0 million, or 6.8% of revenue, in Q3 of last year.  The GAAP operating income for Q3 of fiscal 2010 includes $1.8 million in restructuring expenses and $0.1 million for NeuCo’s operating income. GAAP operating income for Q3 of fiscal 2009 included a $0.1 million operating loss related to NeuCo.  Non-GAAP operating income for Q3 of fiscal 2010 was $6.6 million, or 8.0% of revenue, compared with $6.2 million, or 7.2% of revenue in the third quarter of fiscal 2009.  Our non-GAAP operating income percentage in Q2 of fiscal 2010 was 6.5%.

On a non-GAAP basis, the sequential and year-over-year increase in operating margin is due to our effective expense control initiatives, which resulted in lower cost of services and essentially flat SG&A costs.  This increase in operating margin is encouraging given the lower revenue both on a year-over-year and normalized Q3 vs. Q2 basis.

New Accounting Standard for Convertible Bonds

In Q1 of fiscal 2010, we adopted FASB Accounting Standards Codification Topic 470-20, which was formerly referred to as FASB Staff Position APB 14-1. This new accounting standard applies to the convertible bonds that we issued several years ago.  It is having the net effect of increasing our non-cash interest expense.  As we mentioned on our prior conference calls, we are anticipating a total incremental non-cash interest expense in fiscal 2010 of $1.2 million. The incremental non-cash interest expense for Q3 was $332,000, compared with $446,000 a year ago and $292,000 last quarter.

Interest and Other Income (Expense), net

In Q3 of fiscal 2010, interest and other expense was $1.1 million on a GAAP and non-GAAP basis, compared with $1.4 million a year ago.  On a normalized non-GAAP basis, Q3 of fiscal 2010 was $824,000 compared with $761,000 in Q2.  The year-over-year decline in interest expense reflects the repurchase of a portion of the Company’s convertible bonds in the past 12 months.

Income Taxes

The following table outlines our income tax provision recorded and the resulting effective tax rates (in $000):

	GAAP		NON-GAAP
	Q3		Q3
	2010	2009	2010	2009
Provision	$1,746	$2,425	$2,321	$1,694
Effective Tax Rate	46.3%	52.6%	42.0%	35.3%

In Q3 of fiscal 2010, our effective tax rate on a GAAP basis was 46.3% as compared to 52.6% for the same quarter of last year.  Our third quarter effective tax rate on a non-GAAP basis was essentially flat at 42% compared to the second quarter of fiscal 2010 at 42.7%.  Our effective tax rate in the current quarter was primarily driven by improved performance in our international operations.  International revenues accounted for 28% of total revenue in Q3, same as in Q2 of this year, compared with 25% for Q3 of fiscal 2009.

Net Income

Q3 of fiscal 2010 GAAP net income was $2.1 million, or $0.19 per diluted share, compared with net income of $2.6 million, or $0.24 per diluted share a year ago.  GAAP net income in Q3 this year included an after-tax expense of $1.1 million associated with restructuring and $56,000 in net loss associated with NeuCo.  GAAP net income for Q3 of fiscal 2009 included a $478,000 net loss associated with NeuCo.  Excluding these items from both periods, non-GAAP net income for Q3 of fiscal 2010 was $3.2 million, or $0.30 per diluted share, compared with $3.1 million, or $0.29 per diluted share, in Q3 of fiscal 2009.  When normalizing our non-GAAP earnings for Q3 of fiscal 2010 for sequential comparison, we recorded net income of $2.4 million, or $0.22 per diluted share, in Q3 compared with $2.0 million, or $0.19 per diluted share in Q2.

Key Balance Sheet Metrics

Turning to the balance sheet, billed and unbilled receivables at the end of Q3 of fiscal 2010 were $79.1 million, compared with $77.9 million at the end of Q2 of fiscal 2010 and $88.2 million at the end of fiscal 2009.   Current liabilities at the end of Q3 of fiscal 2010 were $104.5 million, compared with $50.1 million at the end of Q2 of fiscal 2010 and $79.1 million at the end of fiscal 2009.  The substantial increase in current liabilities reflects the reclassification of the $47.5 million convertible bond principal balance from long-term to short-term since we may be required to repurchase the remaining bonds as early as June, 2011.  Since year-end, our long-term liabilities have dropped from $87.3 million to just $17.6 million at the end of Q3 of fiscal 2010.

Our DSO performance in Q3 fell short of our expectations as total DSOs rose to 102 days, consisting of 59 billed and 43 days of unbilled.  This compares with DSOs in Q2 of fiscal 2010 of 94 days, consisting of 59 days of billed and 35 days of unbilled and Q1 of 103 days, consisting of 64 days of billed and 39 days of unbilled.  The increase in unbilled during the summer months contributed to the increase in our DSO.  We are working to bring this area more in line with our plans, and our goal remains to keep our DSOs below 100 days.

Goodwill Impairment Evaluation

During the fourth quarter of each year, we perform a required annual assessment of the carrying value of our intangible assets, including goodwill.  During our just completed third quarter, continued uncertainty in macroeconomic conditions globally contributed to a decline in many stocks in the specialty consulting sector, including our stock.  If our recent stock price continues to deteriorate, we may be required to record an impairment of our intangible assets as a result of the annual assessment that we will conduct in the upcoming fourth quarter, or at future dates.  An impairment charge, if required, would have no effect on our cash or working capital.   There are a number of variables involved in determining fair value, but given our current market capitalization and our intangible asset carrying values, the possibility of a non-cash impairment charge in the near future exists.

Cash and Cash Flow

Cash and equivalents and short-term investments stood at $86.6 million at the end of Q3 of fiscal 2010, compared with $80.0 million at the end of last quarter and $106.5 million at the end of fiscal 2009.  Our cash balance increased nicely during the quarter due to cash flow from operations.  The difference since year-end primarily reflects the payment of the fiscal 2009 bonuses in Q1 and Q2, $15 million related to the repurchase of our convertible bonds in fiscal 2010, and $4 million related to the repurchase of our common stock in the third quarter.  Net cash flow from operating activities in Q3 was $12.0 million, compared with $20.6 million a year ago.  Our capital expenditures totaled approximately $1.2 million for Q3 of fiscal 2010, compared with approximately $600,000 a year ago and $466,000 for Q2 of fiscal 2010.

This concludes the prepared CFO remarks.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided non-GAAP financial information in these remarks.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating its results of operations.  The Company believes that presenting its financial results excluding restructuring costs, non-cash expenses related to the repurchase of its convertible bonds, and NeuCo’s results is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for Q3 of fiscal 2010, the Company has excluded certain restructuring costs and NeuCo’s results.  For Q2 of fiscal 2010, the Company has excluded certain restructuring costs, expenses related to the repurchase of its convertible bonds and NeuCo’s results.  For Q3 of fiscal 2009, the Company has excluded NeuCo’s results.  In addition, the Company has provided normalized non-GAAP financial information for the third quarter of fiscal 2010 on a basis intended to convert the 16-week period to an “as if” 12-week period in order to provide an equivalent comparison to financial information for the 12-week second quarter of fiscal 2010.

SAFE HARBOR STATEMENT

Statements in these prepared CFO remarks concerning the future business, operating results, estimated cost savings, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering and stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect its practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of these remarks.